HOLTZMAN OPPORTUNITY FUND, L.P.
100 N. WILKES-BARRE BLVD., 4TH FLOOR
WILKES-BARRE, PA  18702
(570) 822-6277

January 8, 2008

VIA FEDERAL EXPRESS

Mr. Christopher J. Ryan
Corporate Secretary
Lakeland Industries, Inc.
701 Koehler Ave., Suite 7
Ronkonkoma, NY  11779

Re:  Stockholder Recommendations
       of Director Candidates

Dear Mr. Ryan:

	The Holtzman Opportunity Fund, L.P. (the "Fund") is the record owner of two hundred (200) shares of the $0.01 par value common stock ("Common Stock") of Lakeland Industries, Inc., a Delaware corporation ("Lakeland" or the "Company"). In addition, the Fund is the beneficial owner of 302,200 shares of Lakeland Common Stock.

	The Fund hereby recommends that the Lakeland Nominating Committee nominate, in the proxy statement that it distributes to its stockholders in connection with the 2008 annual meeting of stockholders, Seymour Holtzman, Efrem Gerszberg and Dennis R. Hernreich to stand for election as directors of Lakeland, and include their names as candidates on the proxy card that is to be distributed to stockholders with said proxy statement.

	I have enclosed detailed descriptions of the principal occupations and other qualifications of Mr. Holtzman, Mr.
Gerszberg and Mr. Hernreich.

Please inform me as soon as possible whether the Nominating
Committee intends to nominate Mr. Holtzman, Mr. Gerszberg and
Mr. Hernreich in the Company's 2008
proxy statement.






      	If the Company believes that this recommendation is incomplete or otherwise deficient in any respect, please contact me immediately so that we may promptly address any alleged deficiencies. My telephone number is (570) 822-6277 (ext. 18).

Very truly yours,

HOLTZMAN OPPORTUNITY FUND, L.P.




By:  __________________________
       Richard L. Huffsmith
       General Counsel

Enclosure
Lakeland Industries, Inc.
January 8, 2008
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